Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Announces Proposed $115 Million Offering of Convertible Senior Notes Due 2037

Tampa, Fla. – February 28, 2017 – HCI Group, Inc. (NYSE:HCI), today announced its intention to offer, subject to market and other conditions, $115 million aggregate principal amount of convertible senior notes due 2037 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

HCI also expects to grant the initial purchasers of the notes an option to purchase up to an additional $17.25 million aggregate principal amount of the notes.

The notes will be senior unsecured obligations of HCI, and interest will be payable semi-annually. The notes will rank senior in right of payment to HCI’s future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to HCI’s existing and future unsecured indebtedness that is not so subordinated; and effectively junior in right of payment to any of HCI’s secured indebtedness to the extent of the value of the assets securing such indebtedness.

Prior to December 1, 2036, the notes will be convertible only upon the occurrence of specified events, and, thereafter, through maturity, the notes will be convertible at any time. Upon conversion, the notes will be settled in cash, shares of HCI’s common stock, or any combination thereof, at HCI’s election.

HCI will have the right to redeem the notes, in whole or in part, for cash at any time on or after March 6, 2022 at a redemption price of 100% of the principal amount being redeemed, plus all accrued and unpaid interest thereon. Also, on each of March 1, 2022, March 1, 2027, and March 1, 2032, holders of the notes will have the right to require HCI to repurchase all or any part of the notes for cash in an amount equal to 100% of the principal amount being repurchased, plus all accrued and unpaid interest thereon. Final terms of the notes, including the interest rate, conversion rate and other terms, will be determined by negotiations between HCI and the initial purchasers of the notes.

HCI intends to use up to $35 million of the net proceeds from the offering of the notes to repurchase shares of its common stock, either through common stock repurchases from institutional investors through one of the initial purchasers or its affiliate, as HCI’s agent, concurrently with the pricing of the offering and/or through the terms of a prepaid forward contract (the “prepaid forward”) entered into in connection with the offering of the notes, as described below. HCI also intends to use approximately $40.8 million of the net proceeds for the redemption of all of HCI’s outstanding 8.00% Senior Notes Due 2020 following completion of the offering and the remaining proceeds for general corporate purposes.

Concurrently with the pricing of the notes, HCI intends to enter into a prepaid forward with Société Générale (the “forward counterparty”). If the prepaid forward is entered into, the repurchased shares are to be delivered over a settlement period in 2022. The prepaid forward will be subject to early settlement, in whole or in part, at any time prior to the final settlement date at the option of the forward counterparty, as well as early settlement or settlement with alternative consideration in the event of certain corporate transactions. In the event HCI pays any cash dividends on its common stock, the forward counterparty will pay an equivalent amount to HCI. The shares to be purchased under the prepaid forward will be treated as retired as of the effective date of the prepaid forward, but will remain outstanding for corporate law purposes, including for purposes of any future stockholder votes.

The forward counterparty has advised HCI that if the prepaid forward is executed, the forward counterparty or its respective affiliates expect to enter into derivative transactions relating to HCI’s common stock with purchasers of the notes who are hedging their exposure to the notes, and that it or its respective affiliates expect to purchase in secondary market transactions or otherwise acquire shares of HCI’s common stock prior to or at the time of settlement of the prepaid forward. These activities could have the effect of increasing, or preventing a decline in, the trading price of HCI’s common stock, concurrently with or following the pricing of the notes and during the term of the prepaid forward, including the settlement period related to such transactions.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer of these securities will be made only by means of a private offering memorandum. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws. HCI does not intend to apply to list the notes on any securities exchange or automated dealer quotation system.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel 813-405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel 949-574-3860

hci@liolios.com